                                                                  EXHIBIT (B)(1)


                              MASTER LOAN AGREEMENT

        This Loan Agreement dated effective February 26, 1999, is by and between AMREP SOUTHWEST, INC. ("Borrower"), a New Mexico corporation, and NORWEST BANK NEW MEXICO, N.A. ("Bank"), a state banking corporation.

        This Agreement is made and executed upon the terms and conditions contained or referenced herein. All previous, new, or future loans or financial accommodations by the Bank to the Borrower are subject to this Agreement. Borrower understands and agrees that:

        (a) In granting, renewing, or extending any Loan, the Bank is relying upon Borrower's representations, warranties, and agreements as set forth in this Agreement;

        (b) The granting, renewing, or extending of any Loan by the Bank shall at all times be subject to the Bank's sole judgment and discretion; and

        (c) All such Loans shall be and shall remain subject to the terms of this Agreement. This Agreement shall continue to be in full force and effect between the parties until all Loans by the Bank to the Borrower, including all extensions, renewals, replacements, substitutions, and modifications thereof are paid in full.

        (d) MAXIMUM AGGREGATE OUTSTANDING BALANCE. Notwithstanding any provision of this Agreement or any Related Document to the contrary, Lender has no obligation to make any advances, draws, loan or loans to Borrower in excess of $19,516,241, in the aggregate maximum principal amount.

        (e) PRIOR AGREEMENTS REPLACED. This Agreement replaces all existing agreements, commitments, and loan agreements between the Borrower and the Bank including the Master Loan Agreement dated effective July 12, 1996, and all amendments to that prior loan agreement.

        (f) EXISTING NOTES AND REQUESTED FINANCING. The Borrower has requested that the Bank increase, extend, or modify certain existing notes and commitments as described in Section I, paragraph 1.14 below.

SECTION I - DEFINITIONS.

        As used in this Agreement, the following terms shall have the respective meanings indicated:

        1.01    AGREEMENT means this Master Loan Agreement.

        1.02 BANK means Norwest Bank New Mexico, N.A. and its successors and assigns.

        1.03 BORROWER means Amrep Southwest, Inc., a New Mexico corporation and its successors and assigns.

        1.04 BORROWER'S RESOLUTIONS means the resolutions duly adopted by the Board of Directors of the Borrower dated April 29, 1998, authorizing execution and delivery of the Loan Documents, a copy of which is attached as EXHIBIT 1.04.

        1.05    BUSINESS DAY means a day when the Bank is open for business.

        1.06    CLOSING DATE means February 26, 1999.

        1.07 COLLATERAL means all collateral, liens, assignments, mortgages, security interests, and other rights, presently in connection with the Loan, or hereafter, created or signed by or in favor of Borrower to the Bank in order to secure performance and/or repayment of the Loan.

        1.08 COLLATERAL DOCUMENTS means any and all documents executed by or on behalf of the Borrower, any guarantor, or any party having any right, title or interest in any Collateral which evidences, grants, creates, assigns, or perfects any interest in the Collateral in favor of Bank.

        1.09 GOVERNMENTAL AUTHORITY means the United States of America; the State of New Mexico; any political subdivision of any of the foregoing and any agency, department, commission, board, bureau or instrumentality of any of them which now or hereafter exercises jurisdiction over the Borrower.

        1.10 GUARANTY means the Commercial Guaranty of Borrower's parent company Amrep Corp., an Oklahoma corporation, in the form attached as
EXHIBIT 1.10.

        1.11 LOAN(S) means all indebtedness of the Borrower to the Bank, when advanced pursuant to the terms of this Agreement or otherwise, and including the Note(s).


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

        1.12 LOAN DOCUMENTS means this Agreement, the Notes, all Collateral Documents, and all other liens, lien interests, and instruments (and including all exhibits thereto), executed pursuant hereto or in connection with or as security for the payment of the Obligations or for performance of the Borrower's obligations under this Agreement, or for both such payment and performance and all renewals, extensions, modifications and amendments of any of the foregoing.

        1.13 LOAN FEES means the loan fees payable by Borrower to Bank at closing, plus Bank's attorneys' fees and costs and other fees incurred by the Bank in initiating and/or enforcing its rights under the Loan Documents.

        1.14 NOTE(S) collectively means all notes existing, executed in conjunction with the closing or hereafter executed and delivered by the Borrower to the Bank together with all extensions, amendments, modifications, revisions, replacements, and substitutions thereof permitted by the Bank, including but not limited to:

        (a) The Construction Note dated February 26, 1999, in the maximum principal amount of $4,500,000, with a present principal balance of approximately $4,434,519, maturing November 30, 1999, a copy of which is attached as EXHIBIT 1.14(A).

        (b) The Amortizing Term Loan dated July 12, 1996, in the original principal amount of $1,191,290.37, with a present principal balance of approximately $473,764, maturing July 12, 2000, a copy of which is attached as EXHIBIT 1.14(B);

        (c) The Off Site Development Note dated February 26, 1999, in the maximum principal amount of $5,000,000, maturing February 28, 2001, a copy of which is attached as EXHIBIT 1.14(C);

        (d) The On Site Development Line consisting of individual Notes for Phases IV and VI with a combined maximum principal balance of $1,525,406:


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

                ONSITE DEVELOPMENT NOTES                     MAXIMUM
                                                             PRINCIPAL
                                                             AMOUNT

               Phase IV, maturing March 15, 1999          $  125,656.00
               Phase VI, maturing August 26, 1999         $1,399.750.00


                A copy of the On Site Development Notes for Phases IV and VI are attached as EXHIBITS 1.14(D)(IV)AND(VI) respectively.

        (e) The Estates Development Note dated July 26, 1996, in the original principal amount of $2,000,000, with a present principal balance of approximately $479,084, maturing October 31, 1999, a copy of which is attached as EXHIBIT 1.14(E).

        (f) The Letter of Credit dated October 21, 1998, in the maximum principal amount of $100,000.00, expiring October 31, 1999, in favor of HOW Insurance Company, a copy of which is attached as
                EXHIBIT 1.14(F).

        (g) The Commerce Center Note dated April 29, 1998 in the original principal amount of $8,220,000, with a present committed principal balance of approximately $7,427,987, and a current outstanding principal balance of approximately $2,269,317, maturing April 29, 2000, a copy of which is attached as EXHIBIT 1.14(G).

        (h) The Letter of Credit in favor of Cumberland Casualty & Surety Company dated February 10, 1999, in the maximum principal amount of $10,000, expiring February 4, 2000, a copy of which is attached as EXHIBIT 1.14(H).

        1.15    OBLIGATIONS means all obligations of the Borrower:

        (a) To pay the principal of, and interest on all Loan(s), each Note and any Renewal Note in accordance with their respective terms, now existing or existing in the future, and to all other indebtedness of Borrower to the Bank. The term "indebtedness" means and includes without limitation all loans, notes, obligations, debts, and liabilities of the Borrower to the Bank, as well as all claims by the Bank against the Borrower pursuant to any Loan Document; whether now or hereafter existing, voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated; where the Borrower may be liable individually or jointly with others; where the Borrower may be obligated as a guarantor, surety or otherwise.

        (b) To reimburse the Bank, on demand, for all of the Bank's expenses and costs, including the reasonable fees and expenses of its counsel, in connection with maintenance and protection of any Collateral, the initiation, amendment, modification or enforcement of the Loan Documents and any documents evidencing or relating to a Renewal Note, including, without limitation, any proceeding brought or threatened to enforce payment of any of the Obligations, if the Bank prevails against the Borrower in litigation to enforce such payment.

        1.16 ORGANIZATIONAL DOCUMENTS means copies of the current Articles of Incorporation and Bylaws of the Borrower and all amendments thereto, and evidence satisfactory to the Bank that the Borrower is a corporation in good standing in the State of New Mexico.

        1.17 PERSON means any individual, partnership, corporation or other business entity or organization.

        1.18 RENEWAL NOTE means any promissory note executed and delivered by the Borrower to the Bank in connection with a renewal, extension, modification, amendment, revision, replacement or substitution of any Note described or referenced in this Agreement.

SECTION II - THE LOANS.

        2.01 THE LOAN. The Notes listed as Exhibits in Section 1.14 are, at closing, the only Notes outstanding to the Bank from the Borrower and no other notes, loans, extensions of credit or advances are to be made except advances on certain of the Notes as described in this Agreement, including the exhibits.

        2.02 SECURITY FOR PAYMENT AND PERFORMANCE. The Collateral is given to secure the Loans and is and will be used as security for any and all other obligations of Borrower to the Bank, whether now existing or hereafter arising. Repayment and performance of the Obligations is secured by the Collateral Documents, including, but not limited to the following:

        (a) Real Estate Mortgage dated December 3, 1986, recorded January 16, 1987 as Document No. 95245 in the Office of the County Clerk, Sandoval County, New Mexico, including all subsequent re-recordings, modifications, amendments, and restatements;

        (b) Real Estate Mortgage dated December 5, 1991 recorded December 10, 1991 as Document No. 79064 in the Office of the County Clerk, Sandoval County, New Mexico, including the Supplemental Agreement to Mortgage and all modifications, amendments, and restatements to mortgage subsequently filed;

        (c) Real Estate Mortgage dated December 5, 1991 recorded December 10, 1991 as Document No. 79063 in the Office of the County Clerk, Sandoval County, New Mexico, including the Supplemental Agreement to Mortgage and all modifications, amendments, and restatements to mortgage subsequently filed;

        (d) Real Estate Mortgage dated December 10, 1993 and recorded December 15, 1993 as Document No. 27300 in the Office of the County Clerk, Sandoval County, State of New Mexico, including all modifications, amendments, and restatements to mortgage subsequently filed;

        (e) The Commercial Guaranty of Amrep Corp., a copy of which is attached as EXHIBIT 1.10 as limited by the letter effective February 26, 1999, from the Bank to Guarantor, a copy of which is attached as EXHIBIT 1.10(A) ; and

        (f) All other Collateral now or hereafter assigned, pledged, mortgaged or granted to the Bank to secure repayment of the Loan.

        2.03 RIGHT OF SETOFF. Collateral includes the Bank's right of set-off against any balance or share belonging to Borrower of any deposit or other account with the Bank, notwithstanding any other security for the Loans.

        2.04 COLLATERAL; DEFICIENCY. All security held by the Bank under the terms of this Agreement and the other Loan Documents shall be available as Collateral for the Loans and may be applied to satisfy the Borrower's Obligations and to otherwise perform its duties and obligations under the Loan Documents. The Borrower shall remain liable for any deficiency remaining after such application.

        2.05 INTEREST ON THE NOTES. Interest shall accrue at the rate specified in the Note. The Bank may, at its option, calculate and charge interest as though each payment is made on the payment due date with principal reductions effective as of the date of receipt.

        2.06 REPAYMENT OF THE NOTES. Each Note shall be due and payable on the dates specified in the Note and in accordance with the terms thereof. All payments shall be paid directly to the Bank in immediately available funds. Upon any Event of Default, the Bank may charge any deposit account of Borrower for all or any part of the Obligations due or declared due. The records maintained by the Bank shall be deemed to be evidence of the date of and amount of each payment on the Note and the other Obligations. Upon an

Event of Default payments may be applied to any Note(s) in such amounts and in such order or priority as the Bank deems necessary.

        2.07 RENEWALS, EXTENSIONS, ADDITIONAL LOANS. Each Note, Line, and Letter of Credit referenced in this Agreement contains its own repayment terms and maturity. Borrower acknowledges the enforceability of such specific terms and acknowledges that there is no agreement, representation, or assurance by the Bank that a renewal, extension, or modification of any note or loan, if such request is made by the Borrower, would be considered or approved by the Bank. Should Borrower, at any future date, request the renewal, extension, or modification of any note or loan, the decision whether to grant or allow such request shall be at the Bank's sole discretion, the Bank has no obligation or duty to the Borrower to grant such request(s) if made, and shall have no liability to the Borrower or to any other person if it declines, for any reason, to approve any such request. This Agreement shall apply to and shall control as to any subsequent renewal, extension, modification, note, loan, or other extension of credit by the Bank to the Borrower, unless specific contrary language, referencing that this Agreement does not apply, is contained in such subsequent note.

SECTION III - COLLATERAL REQUIREMENTS; DISBURSEMENT PROCEDURES; RELEASE PROVISIONS; PAYMENTS.

        3.01 Provided no Event of Default exists, disbursement shall be governed by the applicable referenced exhibit which also require the Borrower to maintain minimum collateral requirements, entitle Borrower to release of collateral and require Borrower to make payment on the Loans:

        (a) EXHIBIT 3.01(A) - Disbursement Procedures, $4,500,000 Construction Note;

        (b)     EXHIBIT 3.01(B) - No Exhibit

        (c) EXHIBIT 3.01(C) - Disbursement Procedures, $5,000,000 Off Site Development Note;

        (d) EXHIBIT 3.01(D) - Disbursement Procedure, $1,399,750, On Site Development Note Phases IV and VI;

        (e) EXHIBIT 3.01(E) - Disbursement Procedures, $2,000,000 Estates Development Note.

        (f) EXHIBIT 3.01(F) - $100,000 Letter of Credit No. S061302 shall be governed by the terms of such Letter of Credit and any replacement thereof;

        (g) EXHIBIT 3.01(G) - Disbursement Procedures, $8,220,000 Commerce Center Development Note

        (h) EXHIBIT 3.01(H) -$10,000 Letter of Credit No. S061419 shall be governed by the terms of such Letter of Credit and any replacement thereof; and

        3.02 CESSATION OF ADVANCES. Notwithstanding any of the foregoing, any agreement to fund or make advances under any Note or any commitment to make any additional Loan to Borrower, whether under this Agreement or under any other agreement, the Bank shall have no obligation to make or fund advances under any Note nor to fund any other commitment if:

        (a) Borrower or any Guarantor is in default under the terms of this Agreement, any Loan Document, or any other agreement that Borrower or Guarantor has with the Bank;

        (b) Borrower or Guarantor becomes insolvent, files a petition in bankruptcy or similar proceedings, or is adjudged a bankrupt;

        (c) There occurs a material adverse change in Borrower's financial condition, in the financial condition of any Guarantor, or in the value of any Collateral securing any Loan;

        (d) Any Guarantor seeks, claims or otherwise attempts to limit, modify or revoke the legal enforceability of Guarantor's guaranty of the Loan or any other loan with the Bank;

        (e) The Bank receives any stop notice pursuant to the Stop Notice Act or any lien, in excess of $50,000, is filed by any subcontractor or supplier on any real property which is Collateral for this Loan; or

        (f) The Bank in good faith deems itself insecure even though no Event of Default shall have occurred. Any election or agreement by the Bank to fund any advance or disbursement despite any of the foregoing shall not operate to waive, limit, or modify this provision, nor create any obligation or duty upon the Bank to honor any other concurrent or subsequent funding requests occurring during an Event of Default.

SECTION IV. COVENANTS, REPRESENTATIONS, REQUIREMENTS, AND RESTRICTIONS.

        The Borrower represents, warrants, covenants and agrees that:

        4.01 CORPORATE STATUS. The Borrower is a duly organized and validly existing corporation in good standing and duly authorized to carry on its business in the State of New Mexico as now conducted and to enter into and perform its obligations under this Agreement and each of the Loan Documents.

        4.02 MAINTENANCE OF STATUS. The Borrower will maintain its existence as a corporation which is duly authorized to do business in the State of New Mexico, will comply with all statutes and rules and regulations applicable to its organization and existence and its business in New Mexico or elsewhere, and will maintain its properties and other assets in good condition.

        4.03 DUE AUTHORIZATION. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower and its Board of Directors.

        4.04 VALIDITY AND BINDING EFFECT. The Loan Documents have been duly and validly executed, issued and delivered by the Borrower and constitute valid and legally binding obligations of the Borrower, enforceable in accordance with their terms except as may be limited by bankruptcy, insolvency, reorganization or other similar laws related to or affecting enforcement of creditors' rights.

        4.05 COMPLIANCE. The execution and delivery by the Borrower of the Loan Documents and compliance by the Borrower with the terms thereof will not violate (i) any law or regulation, including but not limited to any securities law or regulation, (ii) Borrower's Organizational Documents or (iii) any other instrument or agreement binding upon the Borrower.

        4.06 IMPOSITIONS. The Borrower will comply with all legal requirements and will pay all taxes, assessments, governmental charges and other obligations which, if unpaid, might become a lien against the Borrower's property, except liabilities being contested in good faith and against which, if requested by the Bank, the Borrower will set up reserves to satisfy such obligations as they become due.

        4.07 EXPENSES. The Borrower will pay on behalf of the Bank or reimburse the Bank directly for all reasonable out-of-pocket expenses incurred by the Bank after closing in connection with the Loan, including but not limited to, charges and disbursements of legal counsel for the Bank and other Loan Fees.

        4.08 ACCURACY OF REPRESENTATIONS. No certificate, statement, document, financial or other information delivered by or on behalf of Borrower to the Bank in connection herewith or in connection with the Loan contains any untrue statement of a material fact or fails to state any material fact necessary to keep such information from being misleading. Borrower represents and warrants all financial and other information hereafter furnished to the Bank will be materially accurate and complete and acknowledges that such information will be submitted to the Bank with the intent that the Bank will rely upon such information.

        4.09 FINANCIAL INFORMATION, RATIOS, AND OTHER INFORMATION. So long as any Loans remain outstanding, the Borrower will furnish, or cause to be furnished, to the Bank financial information at such frequency and in form as required by the Bank and will observe the following requirements:

        (a) Quarterly Form 10-Q reports filed by Amrep Corporation pursuant to the Securities Exchange Act of 1934. Said reports to be provided within 15 days after their filing with the Securities Exchange Commission.

        (b) Annual Form 10-K reports filed by Amrep Corporation pursuant to the Securities Exchange Act of 1934. Said reports to be provided within 15 days after their filing with the Securities Exchange Commission.

        (c) Annual consolidated financial statements of Amrep Corporation, audited by Arthur Anderson and Company or other national accounting firm acceptable to the Bank, within 15 days after Amrep Corporation's receipt of said financial statement.

        (d) Quarterly consolidating financial statements and such supporting documentation as Bank may require of AMREP Corporation and all subsidiaries, within 60 days after the end of each fiscal quarter.

        (e) Quarterly financial statements of the Borrower and such supporting documentation as the Bank may require, within 60 days after the end of each fiscal quarter.

        (f) Annual financial statements and such supporting documentation as the Bank may require of the Borrower within 120 days of Borrower's fiscal year-end.

        (g) Such other financial and other information as the Bank may reasonably require.

        (h) Borrower and/or Guarantor shall perform, observe, and comply with the provisions contained in EXHIBIT 4.09(H).

        4.10 COLLATERAL TITLE, LIENS. Borrower shall, at its own expense, take any and all actions necessary to remove any encumbrances or clouds upon title to the Collateral, except those agreed to in writing by the Bank; and Borrower shall keep the Collateral free and clear of such encumbrances or clouds upon title, except those agreed to in writing by the Bank.

        4.11 SOLVENCY. The Borrower is solvent, and has no actual knowledge that there are any proceedings, pending or threatened against it, which could materially adversely affect its financial condition or its ability to timely perform all Obligations, nor are there any governmental or any judicial proceedings of any kind pending or threatened against it except as disclosed to the Bank in writing prior to closing.

        4.12 NO MISREPRESENTATION. No certificate, statement, information or documents delivered by or on behalf of the Borrower or any guarantor, to the Bank in connection with this Agreement or in connection with the Loan contains any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained in this Agreement from being misleading.

        4.13 COLLATERAL FREE AND CLEAR. The Collateral is free and clear of any adverse liens, restrictions or limitations including any restriction from transfer except those that have been disclosed to the Bank in writing prior to closing.

        4.14 NOTICE TO BANK OF ADVERSE CLAIMS. The Borrower will promptly notify the Bank of (i) any litigation or any claim or controversy which might be the subject of litigation against the Borrower affecting any of the Collateral, if such litigation or potential litigation might, in the event of an unfavorable outcome, have a material adverse effect on such entity's financial condition or on the Bank's lien or security interest in the Collateral or might cause an Event of Default; (ii) any material adverse change in the financial condition or business of the Borrower; (iii) any other matter which in the opinion of the Borrower might materially adversely affect the financial condition of the Borrower; and/or (iv) the occurrence of any Event of Default.

        4.15 RECORDS. The Borrower will keep accurate records, in accordance with generally accepted accounting principles, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined and, at the Bank's reasonable request, make such records available for the Bank's inspection and permit the Bank to make and retain copies thereof.

        4.16 PAYMENT OF WAGES. The Borrower shall pay all wages and payroll taxes (federal, state and local) as they become due and shall comply with all applicable federal, state and local labor laws.

        4.17 FURTHER ASSURANCES. Throughout the term of the Loan, Borrower and any guarantor shall take whatever action is deemed by the Bank to be reasonably necessary to preserve and/or protect the Bank's lien on the Collateral, including, without limitation, executing additional documents.

        4.18 NO ASSIGNMENT. The Borrower may not without the Bank's prior written consent , assign the Loan ,the Loan proceeds or the Borrower's rights under the Loan Documents. Any such assignment without such consent shall be void.

        4.19 HAZARDOUS SUBSTANCES. The terms "hazardous substance", "disposal", "release", and "threatened release", as used in this Agreement, shall have the same meanings as set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, ET SEQ. ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, ET SEQ., the Resource Conservation and Recovery Act, 49 U.S.C. Section 6901, ET SEQ., or other applicable state or Federal laws, rules, or regulations adopted pursuant to any of the foregoing. Except as disclosed to and acknowledged by the Bank in writing, Borrower represents and warrants that:

        (a) During the period of Borrower's ownership of the Collateral, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any hazardous waste or substance by any person on, under, or about any of the Collateral.

        (b) Borrower has no knowledge of, or reason to believe that there has been:

                (i) any use, generation, manufacture, storage, treatment, disposal, release, or threatened release of any hazardous waste or substance by any prior owners or occupants of any of the Collateral, or

                (ii) any actual or threatened litigation or claims of any kind by any person relating to such matters.

        (c) Neither Borrower nor any tenant, contractor, agent or other authorized user of any of the Collateral shall use, generate, manufacture, store, treat, dispose of, or release any hazardous waste or substance on, under, or about any of the Collateral. Borrower authorizes the Bank and its agents to enter upon the Collateral to make such inspections and tests as the Bank may deem appropriate to determine compliance of the Collateral with this section of the Agreement. Any inspections or tests made by the Bank shall be for the Bank's purposes only and shall not be construed to create any responsibility or liability on the part of the Bank to Borrower or to any other person.

                Borrower hereby:

                (i) releases and waives any future claims against the Bank for indemnity or contribution in the event Borrower becomes liable for cleanup or other costs (excluding any cost incurred due to any hazard caused by the Bank, its successors, or assigns) under any such laws, and

                (ii) agrees to indemnify and hold harmless the Bank against any and all claims, losses, liabilities, damages, penalties, and expenses which the Bank may directly or indirectly sustain or suffer resulting from a breach of this section of the Agreement or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release occurring prior to Borrower's ownership or interest in the Collateral, whether or not the same was or should have been known to Borrower.

        The provisions of this section of the Agreement, including the obligation to indemnify, shall survive the payment of the indebtedness and the satisfaction of this Agreement and shall not be affected by the Bank's acquisition of any interest in any of the Collateral, whether by foreclosure or otherwise.

        4.20 INSURANCE. Maintain fire and other risk insurance, public liability insurance, and such other insurance as the Bank may require with respect to Borrower's properties and operations, in form, amounts, coverages and with insurance companies reasonably acceptable to the Bank. Borrower, upon request of the Bank, will deliver to the Bank from time to time the policies or certificates of insurance in form satisfactory to the Bank, including stipulations that coverages will not be cancelled or diminished without at least ten (10) days' prior written notice to the Bank. In connection with all policies covering assets in which the Bank holds or is offered a security interest for the Loans, Borrower will provide the Bank with such loss payable or other endorsements as Lender may require.

        4.21 NOTIFICATION OF ADDITIONAL DEBT TO BORROWERS. The Borrower shall notify the Bank in writing within ten (10) business days of incurring any new indebtedness in excess of $1,000,000, individually or in the aggregate, including any written or other contractual commitment to loan the Borrower such amount(s).

        4.22 YEAR 2000 COMPLIANCE (Y2K). The Borrower shall take all action that may be necessary or desirable, or that Bank may reasonably request, in order to ensure that the Borrower, its affiliates, and all customers, suppliers, and vendors that are material to the Borrower's business, become Year 2000 Compliant on or before August 1, 1999. Such acts shall include, without limitation, (i) performing a comprehensive inventory, review and assessment of all the Borrower's systems and adopting a detailed plan, with itemized budget and timetable, for the remediation, monitoring and testing of such systems, and
(ii) making a detailed inquiry of all material customers, suppliers and vendors to ascertain whether such entities are aware of the need to be Year 2000 Compliant and are taking all appropriate steps to become Year

2000 Compliant on a timely basis. Borrower shall, promptly upon request, provide to Bank such certifications or other evidence of Borrower's compliance with the terms of this section as Bank may from time to time reasonably require.

SECTION V - CLOSING CONDITIONS; TITLE INSURANCE.

        5.01 CONDITIONS PRECEDENT TO CLOSING. The Bank shall not be obligated to close the Loan unless all of the following conditions shall be satisfied at the time of such advance, or current compliance with such condition shall have been waived in writing by the Bank and unless all warranties were substantially true, correct and accurate at the time made and remain so through closing;

        (a) THE LOAN DOCUMENTS AND OTHER ITEMS. The Bank shall have received original, properly executed Loan Documents and other documents or items, including:

                (1)     This Agreement;

                (2)     The Notes, Exhibits 1.14(a-h);

                (3)     The Borrower's Resolution;

                (4)     The Collateral Documents described in Section II.

        (b) NO DEFAULT. There shall be no Event of Default under any existing Notes or any Loan Documents.

        (c) NO POTENTIAL DEFAULT. No event shall have occurred which, with notice or lapse of time or both, would constitute an Event of Default under any Loan Documents, unless such potential default shall have been cured to the satisfaction of Bank prior to the ripening of such potential default into actual default.

        (d) FULFILLMENT OF CONDITIONS. The Borrower shall have satisfied all conditions for the advance and the Borrower shall be in current compliance with all of its covenants, agreements and obligations under any Loan Documents.

                5.02 TITLE INSURANCE. The Bank, in addition to any requirements necessary to any disbursement or advance allowed under this Agreement (and any Exhibit) may require, prior to any advance or disbursement, ALTA Mortgagee's policies of title insurance, insuring a first lien position on the Mortgages referenced in Section II, including policy endorsements insuring all advances under the Loan. Such coverage shall include, as necessary, coverage for the revolving or multiple advance Obligations contemplated in this Agreement.

SECTION VI - DEFAULT AND REMEDIES.

        6.01 EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

        (a) DEFAULT ON INDEBTEDNESS - Failure of Borrower to make any payment on any Note within five (5) days of the date due.

        (b) OTHER DEFAULTS - Failure of Borrower to comply with or to perform any other terms, obligations, requirements, restrictions, covenants or conditions contained in this Agreement or in any Note or any Loan Document, or failure of Borrower to comply with or to perform any other term, obligation, covenant or condition contained in any other agreement between Bank and Borrower (other than payment of a monetary amount required on any Note), or between the Borrower and any other creditor or lender, within fifteen (15) days of the date due unless such failure cannot reasonably be cured within fifteen days, Borrower is diligently pursuing the cure, and neither timely repayment of the Loan nor the value, security or marketability of the Collateral is impaired.

        (c) FALSE STATEMENTS - Any warranty, representation, or statement made or furnished to Bank by or on behalf of Borrower or any Guarantor under this Agreement or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished.

        (d) DEFECTIVE COLLATERALIZATION - This Agreement or any of the Related Documents ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason.

        (e) INSOLVENCY - The dissolution or termination of Borrower's existence as a going business, insolvency, appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

        (f) CREDITOR PROCEEDINGS - Commencement of any collection action, collection suit, garnishment, attachment, levy, or foreclosure, whether by judicial process, self-help, repossession, or other method, by any creditor of Borrower or of the Guarantor seeking to collect an amount or claim in excess of $100,000.00 or seeking to foreclose or execute against or place a lien upon the Collateral. The Borrower shall give the Bank written notice of the occurrence of any such claim or action; such event shall not be an Event of Default if the Borrower has provided the Bank with information, assurances, or other necessary protection by which the Bank can reasonably determine that such claim against the Borrower or Guarantor does not impair timely repayment of the Loan, nor impair the Collateral.

        (g) STOP NOTICES OR LIEN CLAIMS - The Bank receives any stop notice pursuant to the Stop Notice Act or any lien, in excess of $50,000, is filed by any subcontractor or supplier on any real property which is Collateral for this Loan.

        (h) EVENTS AFFECTING GUARANTOR - Any of the preceding events occurs with respect to the Guarantor.

        (i)     INSECURITY - Bank, in good faith, deems itself insecure.

        6.02 REMEDIES UPON DEFAULT. Upon the occurrence of any Event of Default, the Bank may forthwith or at any time during such default or events, without notice to the Borrower declare, the unpaid balance of the Obligations, including all principal and all interest then accrued, to be immediately due and payable; and the Obligations shall become and be immediately due and payable without presentment, notice of protest or other notice of dishonor or of any other kind of notice whatsoever, including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration, all of which are hereby expressly waived by Borrower; and the Bank may immediately enforce its rights under the Loan Documents; and may exercise all rights available to it in law or equity including all rights available under this Agreement or under the other Loan Documents.

SECTION VII - MISCELLANEOUS.

        7.01 EXECUTION AND FORM OF DOCUMENTS. Each written instrument required by this Agreement or any of the other Loan Documents to be furnished to the Bank shall be duly executed by the person or persons specified (or where no particular person is specified, by such person as the Bank shall require), duly acknowledged where required by the Bank and, in the case of affidavits and similar sworn instruments, duly sworn to and subscribed before a notary public duly authorized to act in the premises by Governmental Authority; shall be furnished to the Bank in one or more copies as required by the Bank; shall be in such form and of such substance as shall be effective, in the judgment of the Bank, to accomplish the results intended by such instrument; and shall in all respects be in form and substance satisfactory to the Bank and to its legal counsel.

        7.02 FORM OF EVIDENCE OF FACTS. Where evidence of the existence or nonexistence of any fact is required by this Agreement or any of the other Loan Documents to be furnished to the Bank, such evidence shall in all respects be in form and substance reasonably satisfactory to the Bank, and the duty to furnish such evidence shall not be considered satisfied until the Bank shall have acknowledged, in writing, that it is satisfied therewith; provided that, if the Bank fails to so acknowledge within sixty (60) days after receipt of such evidence, it shall be deemed to be satisfied therewith.

        7.03 ASSIGNMENT OF LOAN PROCEEDS. Borrower hereby irrevocably assigns to the Bank and grants a security interest to the Bank in and to its right, title and interest in (a) all Loan proceeds held by the Bank, whether or not disbursed and (b) all funds deposited by the Borrower with the Bank either under this Agreement or otherwise.

        7.04 SEVERABILITY. If any item, term or provision contained in the Loan Documents is in conflict, or may hereafter be held to be in conflict with the laws of the United States or the State of New Mexico, as applicable, or any political subdivision of any of them, then only the documents containing such provision shall be affected and it shall be affected only as to such particular item, term or provision and shall in all other respects remain in full force and effect.

        7.05 NO WAIVER. No course of dealing between the Bank and the Borrower or any guarantor, or any delay on the part of the Bank in exercising any rights hereunder or under the Loan Documents shall operate as a waiver of any rights of the Bank, except to the extent, if any, expressly waived in writing by the Bank.

        7.06 SURVIVAL. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in any certificates or other documents or instruments delivered pursuant to this Agreement shall survive the making by the Bank of the Loan and the execution and delivery of the Loan Documents, and shall continue in full force and effect until the Obligations are paid in full.

        7.07 NOTICES. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by hand delivery, facsimile transmission, delivery by commercial courier or by depositing the same in the United States Mail, postage prepaid, addressed to the respective parties as follows:

If to the Borrower:           Amrep Southwest, Inc.
                              333 Rio Rancho Drive
                              Rio Rancho, NM 87124

                              Attn: James H. Wall, President

                              with a copy to:
                              Matthew M. Spangler, Esq.
                              P.O. Box 15698
                              Rio Rancho, NM 87174-5698

If to the Bank:               Norwest Bank New Mexico, N.A.
                              P.O. Box 1081
                              Albuquerque, NM 87103
                              Attn:  Ron D. Smith, Executive Vice President

        7.08 MODIFICATION. This Agreement shall not be changed orally or by course of conduct or dealing but shall be changed only by agreement in writing signed by all parties hereto.

        7.09 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

        7.10 BINDING EFFECT. This Agreement shall be binding upon the Bank, the Borrower and its successors, assigns, heirs and personal representatives.

        7.11 NO PARTNERSHIP OR JOINT VENTURE. Notwithstanding anything to the contrary in the Loan Documents, and notwithstanding any action the Bank takes pursuant to the Loan Documents, the Bank and the Borrower shall not be deemed to be engaged in a partnership or joint venture, nor shall the Bank be deemed to be an agent or principal of the Borrower.

        7.12 ASSIGNMENT BY THE BANK. The Loan Documents, and the Loan contemplated thereby, may be placed, participated, assigned and/or serviced by the Bank and/or its successors and assigns, and in connection with any of the foregoing, the Bank may receive servicing, brokerage or other fees. Any such placement, participation, assignment or servicing shall be at the Bank's sole option; and the Bank and its successors and assigns shall have no obligations to disclose to the Borrower the receipt, or contemplated receipt, of any such fees, nor shall the Borrower have any claim or right to the same. In the event the Bank sells or transfers its entire interest in the Loan and the Loan Documents, the Bank or such purchaser or assignee will notify the Borrower of such event within 30 days.

        7.13 RELATION TO OTHER DOCUMENTS. The provisions of this Agreement are not intended to supersede the provisions of the other Loan Documents except as stated hereinabove, but should be construed as supplemental thereto. However, except as specifically provided herein, if there is any inconsistency between the provisions of this Agreement and the other Loan Documents, this Agreement shall control any conflicting language or provision deemed modified to comport with this Agreement.

        7.14 JURISDICTION. Borrower hereby irrevocably agrees that any legal action or proceedings against the Borrower with respect to this Agreement may be brought in the courts of the State of New Mexico or in the U.S. District Court for the District of New Mexico. Borrower hereby consents and attorns to the jurisdiction of such courts and further consents to the personal jurisdiction of any court located within Bernalillo County, New Mexico, with respect to any lawsuit to enforce the obligations of Borrower under this Agreement. This provision shall not limit the right of the Bank to bring such action or proceedings against the Borrower in the courts of such other states or jurisdictions where the Borrower may be subject to jurisdiction.

        7.15 GOVERNING LAW. This Agreement and the Loan Documents have been negotiated, executed and delivered solely within the State of New Mexico. The rights and obligations of the parties under this Agreement and under each of the Loan Documents shall be governed by and construed and interpreted in accordance with the laws of the State of New Mexico.

BORROWER:                               AMREP SOUTHWEST, INC.

                                        By:
                                           -------------------------------------
                                           James H. Wall, President

BANK:                                   NORWEST BANK NEW MEXICO, N.A.

                                        By:
                                           -------------------------------------
                                           Ron D. Smith,
                                           Executive Vice President

EXHIBITS:

1.04           Corporate Resolution to Borrower dated April 29, 1998

1.10           Commercial Guaranty of Borrower's parent company AMREP Corp.

1.10(a)        Letter effective February 26, 1999, from the Bank to Guarantor

1.14(a)        Construction Note in the amount of $4,500,000.00

1.14(b)        Amortizing Term Loan in the original principal amount of
               $1,191,290.37

1.14(c)        Off Site Development Note in the amount of $5,000,000.00

1.14(d)IV      Onsite Development Note, Phase IV

1.14(d)VI      Onsite Development Note, Phase VI

1.14(e)        Estates Development Note in the original principal amount of
               $2,000,000.00

1.14(f)        Letter of Credit Note in the amount of $100,000.00

1.14(g) Commerce Center Note in the original principal amount of $8,220,000.

1.14(h)        $10,000.00 Letter of Credit

3.01(a)        Disbursement Procedure, $4,500,000.00 Construction Note

3.01(c)        Disbursement Procedure, $5,000,000.00  Off Site Development Note

3.01(d)        Disbursement Procedure, Phase IV and VI On Site Development Note

3.01(e)        Disbursement Procedure, $2,000,000.00 Estates Development Note

3.01(f)        $100,000.00 Letter of Credit

3.01(g)        Disbursement Procedure, $8,220,000 Commerce Center Development
               Note

3.01(h)        $10,000.00 Letter of Credit

4.09(h)        Financial Ratios and Restrictions.